Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of March 1, 2006

By and Between

EQUITABLE RESOURCES, INC.,

as Buyer

and

CONSOLIDATED NATURAL GAS COMPANY,

as Seller

i

SCHEDULES

Schedule 1.1(a)	-	Knowledge
Schedule 1.1(b)	-	Working Capital Calculation
Schedule 3.4	-	Conflicts
Schedule 3.5(a)	-	Equity Interests
Schedule 3.6	-	Financial Statements
Schedule 3.7	-	Compliance with Law; Proceedings
Schedule 3.8	-	Tax Matters
Schedule 3.9	-	Material Contracts
Schedule 3.10	-	Seller Consents and Approvals
Schedule 3.12	-	Labor Matters
Schedule 3.13(a)	-	Employee Plans and Policies
Schedule 3.13(d)	-	Exceptions to Employee Plans
Schedule 3.14(a)	-	Properties
Schedule 3.14(b)	-	Encumbrances
Schedule 3.15	-	Insurance
Schedule 3.16	-	Compliance with Environmental Laws
Schedule 3.17	-	Intellectual Property
Schedule 3.18	-	Absence of Change
Schedule 3.19	-	Sufficiency of Assets
Schedule 4.4	-	Buyer Consents and Approvals
Schedule 4.8	-	Buyer Litigation
Schedule 5.5(a)	-	Conduct of Business
Schedule 5.5(b)	-	Capital Expenditures Budget
Schedule 5.5(d)	-	FCC Licenses
Schedule 5.7(e)	-	Severance Benefits
Schedule 5.8(a)(vii)	-	Excluded Contracts
Schedule 5.9	-	Affiliate Agreements that Survive the Closing
Schedule 5.14	-	Shared Facility Sites
Schedule 5.15	-	Certain Gas Customers
Schedule 5.17	-	Software Provisions

APPENDICES

Appendix A	-	Form of Shared Facilities Agreement
Appendix B	-	Form of Master Lease Agreement

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of March 1, 2006 (this “Agreement”) is made by and between Equitable Resources, Inc., a Pennsylvania corporation (“Buyer”), and Consolidated Natural Gas Company, a Delaware corporation (“Seller”).

RECITALS

A.                                   Seller owns all of the issued and outstanding shares of The Peoples Natural Gas Company, a Pennsylvania corporation (“Dominion Peoples”), and Hope Gas, Inc., a West Virginia corporation (“Dominion Hope”).

B.                                     Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of Dominion Peoples owned by Seller (the “Dominion Peoples Stock”) and all of the issued and outstanding shares of Dominion Hope owned by Seller (the “Dominion Hope Stock”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section  1.1                                Definitions.  For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs (including court costs and investigative and remedial costs), amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, fees and expenses (including reasonable attorneys’ and accountants’ fees).

“Advisors” has the meaning set forth in Section 11.8(b).

“Affiliate” means any Person in control or under control of, or under common control with, another Person.  For purposes of the foregoing, “control,” with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code section 1504(a) filing a consolidated federal income Tax Return, or any similar group filing a consolidated, combined or unitary Tax Return under a comparable provision of state, local or foreign law.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Annual Incentive Plan” means the annual incentive bonus plan sponsored by Dominion Resources, Inc. for its eligible non-union employees.

“Base Price” has the meaning set forth in Section 2.1(b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or required by law or executive order to be closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Employee Plans” has the meaning set forth in Section 5.7(g).

“Buyer Material Adverse Effect” has the meaning set forth in Section 4.3.

“Buyer Protected Parties” has the meaning set forth in Section 10.1(a).

“Certain Gas Customers” has the meaning set forth in Section 5.15.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“COBRA” has the meaning set forth in Section 5.7(l).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” or “Collective Bargaining Agreements” have the meaning set forth in Section 3.12.

“Companies” means Dominion Peoples and Dominion Hope, collectively.

“Company Employees” has the meaning set forth in Section 5.7(a).

“Company Guarantees” has the meaning set forth in Section 5.9(c).

“Computer/Vehicle Buy-Out Costs” has the meaning set forth in Section 5.13.

“Confidentiality Agreement” has the meaning set forth in Section 5.1.

“Continued Company Employees” has the meaning set forth in Section 5.7(a).

“Contract” means a written contract, agreement, note, bond, mortgage, indenture, instrument or other legally enforceable arrangement.

“Disputed Items” has the meaning set forth in Section 2.1(c)(v).

“DOJ” has the meaning set forth in Section 5.2(a).

“Dominion Exploration” has the meaning set forth in Section 5.15.

“Dominion Hope” has the meaning set forth in the Recitals.

“Dominion Hope Stock” has the meaning set forth in the Recitals.

“Dominion Marks” has the meaning set forth in Section 5.11.

“Dominion Peoples” has the meaning set forth in the Recitals.

“Dominion Peoples Stock” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 8.1.

“Employee Plans” has the meaning set forth in Section 3.13(a).

“Environmental Laws” means all applicable federal, state and local laws, permits and regulations, relating to pollution or protection of the environment or natural resources, including laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater land and surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person that, together with Dominion Peoples or Dominion Hope, is required to be treated as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Estimated Closing Adjustment Amount” has the meaning set forth in Section 2.1(c)(ii).

“Estimated Purchase Price” has the meaning set forth in Section 2.1(b).

“Excluded Assets” has the meaning set forth in Section 5.8(a).

“Excluded Contracts” has the meaning set forth in Section 5.8(a)(vii).

“FCC” has the meaning set forth in Section 5.5(d).

“FCC Licenses” has the meaning set forth in Section 5.5(d).

“Final Closing Adjustment Amount” has the meaning set forth in Section 2.1(c)(vi).

“Financial Statements” has the meaning set forth in Section 3.6.

“FTC” has the meaning set forth in Section 5.2(a).

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substance” means any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, medical waste or gas (excluding natural gas), defined or included within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic chemical,” “toxic substance,” “hazardous chemical,” “extremely hazardous substance,” “pollutant,” “contaminant” or any other words of similar meaning within the context used under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local or foreign Tax measured by or imposed on net income, including any interest, penalty or addition thereto, whether disputed or not.

                                                “Indebtedness” has the meaning set forth in Section 5.5(a)(iv).

                                                “Indemnified Party” has the meaning set forth in Section 10.2.

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, tradenames, copyrights, proprietary software, inventions and other proprietary items.

“Knowledge” or words to such effect mean, with respect to Seller, the actual knowledge of the persons listed on Schedule 1.1(a).

“Law” means any applicable constitutional provision, statute, ordinance or other law, rule, regulation, or interpretation of any Governmental Entity and any decree, injunction, stay, judgment, order, ruling, assessment or writ.

“LIBOR Rate” means the one-month London Inter-Bank Offer Rate.

“Liens” means liens, charges, security interests, restrictions, options, pledges, claims or encumbrances of any nature.

“Local 69 II CBA” has the meaning set forth in Section 5.7(b).

“Marked Materials” has the meaning set forth in Section 5.11.

“material” or “materially” means, when used with respect to Dominion Peoples and Dominion Hope, material to the Companies taken as a whole, and when used with respect to Buyer, material to Buyer, taken as a whole.

“Material Adverse Effect” means a change or effect, whether resulting from events, actions, inactions or circumstances, that either individually or in the aggregate is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Companies, taken as a whole, excluding, in any case, (i) any changes, circumstances or effects resulting from or relating to changes or developments in the economy, financial markets, interest rates, securities markets or commodity markets, laws, regulations or rules in the applicable energy markets (including, without limitation, changes in laws or regulations affecting owners or providers of gas production, gathering, transmission or distribution as a group and not the Companies exclusively) or in the political climate generally or in any specific region, (ii) any changes in conditions or developments generally applicable to the industries in which the Companies are involved, (iii) changes in any laws, statutes, rules, regulations, ordinances, judgments, orders or decrees that apply generally to similarly situated Persons, (iv) changes or effects constituting or involving any Excluded Asset and (v) any change or effect that is cured (including by the payment of money) before the earlier of the Closing and the termination of this Agreement pursuant to Article IX.

“Material Contracts” means each Contract to which Dominion Peoples or Dominion Hope is a party or by which it or any of its property may be bound (other than Excluded Contracts) relating to (i) firm interstate pipeline transportation, (ii) natural gas storage, (iii) Contracts which obligate either of the Companies to make aggregate future payments of more than $2,000,000 and are not terminable upon ninety (90) days or less notice, (iv) since September 30, 2005, Contracts for the purchase or sale of assets other than in the ordinary course of business, (v) Contracts containing covenants of either of the Companies not to compete in any line of business, with any Person or in any geographical area or not to offer to sell any project or service to any Person or class of Persons, (vi) third party guarantee obligations of the Companies, (vii) joint venture or other agreements involving the sharing of profits or losses, or (viii) Contracts with customers or suppliers involving the provision of goods or services for which the revenue recognized or expenses incurred during the twelve months ended December 31, 2005 was in excess of $2,000,000, individually or in the aggregate.

“Multiemployer Plan” means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Owned Intellectual Property” has the meaning set forth in Section 3.17.

“Parties” means Buyer and Seller and “Party” means either Buyer or Seller as applicable.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 3.7(a).

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a union, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof or any other separate legal entity recognized pursuant to law.

“Preliminary Closing Adjustment Schedule” has the meaning set forth in Section 2.1(c)(iii).

“Properties” is defined in Section 3.14(a).

“Prorated Payment” has the meaning set forth in Section 5.7(o).

“Purchase Price” has the meaning set forth in Section 2.1(b).

“PWC” has the meaning set forth in Section 5.17.

“Reasonable Efforts” means commercially reasonable efforts.

“Related Agreements” has the meaning set forth in Section 5.10.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Substances).

“Retired Union Employees” has the meaning set forth in Section 5.7(c).

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Protected Parties” has the meaning set forth in Section 10.1(b).

“Shared Services Employees” has the meaning set forth in Section 5.7(a).

“Stock” means the Dominion Peoples Stock and the Dominion Hope Stock, collectively.

“Straddle Period” has the meaning set forth in Section 5.4(b)(ii).

“Subsidiary” of a Person means (i) any corporation, association or other business entity of which 50% or more of the total voting power of shares or other voting securities outstanding thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership or limited liability company of which such Person or one or more of the other Subsidiaries of such Person (or any combination thereof) is a general partner or managing member.

“Taxes” mean all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, transfer, registration, stamp, occupation, premium, property, windfall profits, fuel, gas import, customs, duties, value added, alternative or add on minimum, estimated, or other taxes of any kind whatsoever imposed by any Governmental Entity, together with any interest, penalty, or addition thereto, and the term “Tax” means any one of the foregoing Taxes.

“Tax Proceeding” has the meanings set forth in Section 5.4(d).

“Tax Return” means any return, declaration, report, statement, claim for refund, or other document, together with all amendments and supplements thereto (including all related and supporting information) required to be filed with or supplied to a Governmental Entity in respect of Taxes.

“Title IV Plan” has the meaning set forth in Section 3.13(d).

“Transfer Tax” means any sales, use, transfer, real property transfer, recording, stock transfer and other similar Tax and fees, including any interest, penalty or addition thereto, whether disputed or not; provided, however, that the term “Transfer Tax” shall not include any Income Tax.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“UWUA Fund” has the meaning set forth in Section 5.7(b).

“WARN Act” has the meaning set forth in Section 5.7(m).

“Working Capital” means current assets less (A) current liabilities (not including (i) affiliated current borrowings, (ii) any liability retained by Seller pursuant to Sections 5.7(l) or 5.7(n) of this Agreement that is incurred, whether or not reported or paid, (iii) any asset or liability for deferred taxes, or (iv) the current portion of capital lease obligations related to computers purchased pursuant to Section 5.13 of the Agreement) and (B) Indebtedness incurred in the ordinary course of business which Indebtedness is not a current liability, in each case determined in accordance with U.S. GAAP as of September 30, 2005 and calculated as set forth on Schedule 1.1(b).

ARTICLE II
PURCHASE AND SALE OF STOCK

Section  2.1                                Purchase and Sale of the Stock.  Subject to the terms and conditions set forth in this Agreement:

(a)                                  Transfer of the Stock.  At the Closing, Seller shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase from Seller, all of the Stock free and clear of all Liens.

(b)                                 Purchase Price.  The consideration to be paid for the Stock (the “Purchase Price”) shall be $969,600,000 (the “Base Price”), as adjusted pursuant to Section 2.1(c).

At the Closing, Buyer shall pay Seller an amount (the “Estimated Purchase Price”) equal to the Base Price and the Estimated Closing Adjustment Amount (as defined below), as reasonably estimated and determined by Seller.  The Estimated Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by Seller.  Seller shall provide wire instructions to Buyer at least two (2) Business Days prior to the Closing.

(c)                                  Adjustments to the Base Price.

(i)                                     The Base Price shall be adjusted as follows:

(A)                              increased, dollar for dollar, by the total amount of the Working Capital of the Companies as of the Closing greater than $81,710,000, or decreased, dollar for dollar, by the total amount of the Working Capital of the Companies as of the Closing less than $81,710,000;

(B)                                increased, dollar for dollar, by the total amount of all capital expenditures listed on Schedule 5.5(b) and actually incurred by the Companies during the period beginning on February 1, 2006 and ending as of the Closing; and

(C)                                increased, dollar for dollar, by the total amount of the Computer/Vehicle Buy-Out Costs in accordance with Section 5.13, except to the extent that any of the Computer/Vehicle Buy-Out Costs constitute capital expenditures and are included in the amount in Subsection (B) above; provided, however, that the total increase for such Computer/Vehicle Buy-Out Costs shall not exceed $6.8 million.

For purposes of subsection (B) above, “capital expenditures incurred” shall be determined by additions to property, plant and equipment and intangible assets recognized by the Companies during the specified period in accordance with U.S. GAAP as of September 30, 2005, including, but not limited to, additions classified as construction work-in progress and other additions to property accounts.

(ii)                                  Seller shall deliver a good faith estimate of such adjustments to the Base Price at least five (5) Business Days prior to the Closing (the “Estimated Closing Adjustment Amount”).

(iii)                               As promptly as practical, but in no event later than sixty (60) days after the Closing, Seller shall prepare and deliver to Buyer a draft of a schedule reflecting the value of the adjustment amounts in subsection (i) above as of the Closing (the “Preliminary Closing Adjustment Schedule”), and with respect to the adjustment amounts in subsection (i)(A) above, such amounts shall be prepared consistent with the basis on which, and using the same accounting policies, practices and principles with which, the Companies’ September 30, 2005 balance sheets have been prepared.  Buyer shall make available any information or personnel as reasonably requested by Seller to prepare the Preliminary Closing Adjustment Schedule.

(iv)                              Within sixty (60) days following the receipt by Buyer of the Preliminary Closing Adjustment Schedule, Buyer shall review the Preliminary Closing Adjustment Schedule.  During such time, Buyer shall be permitted to review the working papers of Seller relating to the Preliminary Closing Adjustment Schedule and shall have such access to Seller’s personnel as may be reasonably necessary to permit Buyer to review in detail the manner in which the schedule was prepared.  Seller shall cooperate with Buyer in facilitating such review.  All items of the Preliminary Closing Adjustment Schedule which are not objected to by Buyer (by written notice to Seller specifying such items and the reasons therefor in reasonable detail) by the expiration of such sixty (60) day period shall be deemed agreed upon by the Parties and shall be deemed conclusive for purposes of the Final Closing Adjustment Amount (as defined below).

(v)                                 The Parties shall attempt to resolve any disputed items which Buyer notified Seller of pursuant to subsection (iv) above (the “Disputed Items”) within fifteen (15) days after receiving notice from Buyer.  If during such fifteen (15) day period any Disputed Items cannot be resolved, Seller and Buyer shall, within ten (10) days thereafter, cause a mutually agreed upon arbitrator which may include an accounting firm to promptly review this Agreement and the remaining Disputed Items for purposes of resolving the Disputed Items and calculating the Final Closing Adjustment Amount.  In making such calculation, such arbitrator shall make a determination only of Disputed Items not resolved by the Parties and in the case of all other items shall use the amounts which are agreed upon by the Parties.  Such arbitrator shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth its resolution of the remaining Disputed Items and its calculation of the Final Closing Adjustment Amount, which report shall be final and binding upon the Parties hereto.  The cost of such review and report shall be borne by the Party against whom the disagreement is in large part resolved or, if the resolution does not substantially favor either Party, such costs shall be borne equally by Seller and Buyer.  In all events, such arbitrator shall determine the assessment of such costs.

(vi)                              The amount reflected on the Preliminary Closing Adjustment Schedule agreed to by the Parties or as calculated by the arbitrator pursuant to subsection (v) above, as the case may be, shall be the “Final Closing Adjustment Amount,” which shall be conclusive for all purposes of this Agreement.  If the Final Closing Adjustment Amount is greater than the Estimated Closing Adjustment Amount, Buyer shall promptly pay to Seller, in the manner and with interest as provided herein, the amount of the difference.  If the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount, Seller shall promptly pay to Buyer, in the manner and with interest as provided herein, the amount of the difference.  Any payments pursuant to this Section

2.1(c)(vi) shall be made within two (2) Business Days after the determination of the Final Closing Adjustment Amount and shall be made by causing such payments to be credited in immediately available funds to the account of Buyer or Seller, as the case may be, as may be designated by the Party receiving payment.

(vii)                           The amount of any payment to be made pursuant to any provision of this Section 2.1(c) shall bear interest from and including the date of the Closing but excluding the date of payment, computed on the basis of the average LIBOR Rate over such period.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise disclosed in this Agreement (including Section 11.9), or in any Schedule, Seller hereby represents and warrants to Buyer that, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

Section  3.1                                Organization and Corporate Power.

(a)                                  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute, deliver and perform this Agreement.

(b)                                 Dominion Peoples is a corporation duly organized, validly existing and validly subsisting under the laws of the Commonwealth of Pennsylvania.

(c)                                  Dominion Hope is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia.

(d)                                 Seller has delivered to Buyer each of the Companies’ articles of incorporation and bylaws and the same are true and correct as amended through the date hereof.

Section  3.2                                Authorization; Validity.

(a)                                  Seller has all necessary corporate right, power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other corporate actions on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b)                                 This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section  3.3                                Qualification and Corporate Power of the Companies.  Each of the Companies is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification.  Each of the Companies has full corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted.

Section  3.4                                No Conflict.  Except as set forth on Schedule 3.4, the execution, delivery and performance by Seller of this Agreement and all other documents and instruments contemplated hereby to which Seller is a party and the consummation by Seller of the transactions contemplated hereby will not (a) violate, conflict with or result in a breach of any provisions of the certificate or articles of incorporation, bylaws or articles of organization of Seller or the Companies, (b) violate any law or regulation applicable to Seller or the Companies, or any order of any Governmental Entity having jurisdiction over Seller or the Companies, except such violations conflicts, defaults, or Liens which would not reasonably be expected to have a Material Adverse Effect, or (c) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any Material Contract.

Section  3.5                                Capital Stock.

(a)                                  Seller owns of record and beneficially all of the authorized, issued and outstanding capital stock of Dominion Peoples, consisting of 1,835,350 shares of common stock, $100 par value.  Seller owns of record and beneficially all of the authorized, issued and outstanding capital stock of Dominion Hope, consisting of 449,000 shares of common stock, $100 par value.  There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from the Companies any equity interests of or in the Companies, (ii) no commitments on the part of the Companies to issue shares, subscriptions, warrants, options, convertible securities, partnership interests or other similar rights, and (iii) no equity securities of the Companies reserved for issuance for any such purpose.  The Companies have no obligation (contingent or other) to purchase, redeem or otherwise acquire any of their respective equity securities.  Except for this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of the Companies.  Other than as provided for on Schedule 3.5(a), the Companies do not own any equity interests in any other Person.

(b)                                 All of the Stock has been or at the Closing shall be duly authorized, validly issued, fully paid and nonassessable, and shall be free and clear of all Liens.

Section  3.6                                Financial Statements.  Seller has delivered to Buyer (i) unaudited balance sheets of the Companies at December 31, 2004 and September 30, 2005, and (ii) unaudited statements of income and cash flows of the Companies for the year ended December 31, 2004 and the nine-month period ended September 30, 2005, such statements, collectively, the

“Financial Statements.”  Except for the notes that would be required under U.S. GAAP, the Financial Statements have been prepared in accordance with U.S. GAAP consistently applied, and fairly present in all material respects the financial condition of the Companies as of the dates thereof and the results of their operations for the periods covered thereby.  Except as set forth on Schedule 3.6, the Companies have no liability or obligation (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, is material to the Companies, taken as a whole, other than (i) liabilities reflected or reserved against in the Financial Statements, (ii) liabilities or obligations that have arisen since December 31, 2004 in the ordinary course of business, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (iii) liabilities or obligations incurred in accordance with the terms of this Agreement or any Material Contract.

Section  3.7                                Compliance with Law; Proceedings.

(a)                                  Except as set forth on Schedule 3.7, the Companies are in compliance with all laws, rules, regulations, licenses, permits and orders applicable to its business (other than employment and labor laws, which are addressed in Sections 3.12 and 3.13, and Environmental Laws, which are addressed in Section 3.16) except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.7, the Companies have all permits, licenses and other governmental authorizations (“Permits”) necessary to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.7, and except as would not have, or would not reasonably be expected to have, a Material Adverse Effect, (i) each Permit is in full force and effect in accordance with its terms, (ii) there is no outstanding written notice, nor to Seller’s Knowledge, any other notice of revocation, cancellation or termination of any Permit, and (iii) there are no proceedings pending or, to Seller’s Knowledge, threatened that seek the revocation, cancellation or termination of any Permit.

(b)                                 Except as set forth on Schedule 3.7, there are no (i) actions, suits, claims or proceedings (including, but not limited to, any arbitration proceedings) pending or, to Seller’s Knowledge, threatened, or (ii) investigations which, to Seller’s Knowledge, are pending or threatened, against the Companies, at law or in equity, or before or by any Governmental Entity which would reasonably be expected to have a Material Adverse Effect.  The Companies are not in default with respect to any order, writ, injunction or decree known to or served upon the Companies of any Governmental Entity, except for defaults which would not reasonably be expected to have a Material Adverse Effect.

Section  3.8                                Tax Matters.

(a)                                  There have been properly completed and filed on a timely basis all Tax Returns required to be filed by the Companies on or prior to the date hereof, either separately or as a member of an Affiliated Group, pursuant to applicable Law except for such Tax Returns as would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.8, as of the time of filing, the foregoing Tax Returns were true and complete in all material respects. Except as set forth on Schedule 3.8, the

Companies are not currently the beneficiaries of any extensions of time within which to file any Tax Return.

(b)                                 With respect to all amounts in respect of Taxes imposed on the Companies for any Tax period or portion thereof ending prior to the Closing Date, (i) all applicable Tax laws have been complied with except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect, and (ii) all such amounts required to be paid to a Governmental Entity or other Person on or before the date hereof have been paid, except such Taxes, if any, as set forth on Schedule 3.8 that are being contested in good faith.

(c)                                  Except as set forth on Schedule 3.8, no material adjustments to the Tax liability of the Companies have been proposed in writing (and are currently pending) by any taxing authority in connection with any Tax Return of the Companies.  Except as set forth on Schedule 3.8, all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements of the Companies, or are being contested in good faith and are described on Schedule 3.8.

(d)                                 There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Companies.

(e)                                  All Taxes that are or were required by Law to be withheld or collected by the Companies have been duly withheld or collected in all material respects and, to the extent required, have been paid to the proper Governmental Entity or other Person by the Companies.

Section  3.9                                Material Contracts.  The Contracts listed on Schedule 3.9 include all of the Material Contracts.  Except as otherwise set forth on Schedule 3.9: (i) each Material Contract is valid, binding and in full force and effect on the Companies, and to Seller’s Knowledge, on any other party to any Material Contract, and is enforceable by each of the Companies in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), (ii) the Companies have performed the obligations required to be performed by each of them to date under each Material Contract except for such nonperformance as would not reasonably be expected to have a Material Adverse Effect, and (iii) to Seller’s Knowledge, there has not occurred a material default or material breach by any other party under any Material Contract.

Section  3.10                         Consents and Approvals.  Except as set forth on Schedule 3.10, no registration or filing with, or consent or approval of or other action by, any Governmental Entity or any other Person is, or will be, necessary for the valid execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to make or obtain such registrations, filings, consents, or approvals would not have individually, or in the aggregate, a Material Adverse Effect.

Section  3.11                         Brokers.  Neither Seller nor any Subsidiary or Affiliate thereof has any contract, arrangement or understanding with any investment banking firm, broker or finder with respect to the transactions contemplated by this Agreement except for Goldman Sachs, whose fees and expenses shall be borne by Seller.

Section  3.12                         Labor Matters.  Schedule 3.12 lists the collective bargaining agreements of the Companies (together with any amendments thereto, each, a “Collective Bargaining Agreement,” and collectively, the “Collective Bargaining Agreements”).  The Collective Bargaining Agreements constitute the only collective bargaining agreements to which the Companies are a party or are subject or which relate to the business and operations of the Companies.  Except as set forth on Schedule 3.12, the Companies (i) are in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, and wages and hours, (ii) have not received written notice of any material unfair labor practice complaint against them pending before the National Labor Relations Board, (iii) have no arbitration proceeding pending against them that arises out of or under any Collective Bargaining Agreement, and (iv) are not currently experiencing, and have received no current threat of, any work stoppage, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

Section  3.13                         ERISA.

(a)                                  Schedule 3.13(a) lists all of the employee benefit plans and programs, including, without limitation, (i) all retirement, savings and other pension plans; (ii) all health, severance, insurance, disability and other employee welfare plans; and (iii) all employment, incentive, vacation and other similar plans, whether or not subject to ERISA and whether covering one person or more than one person, that are maintained by Seller or any ERISA Affiliate with respect to Company Employees (as defined below) or to which Seller or any ERISA Affiliate contributes on behalf of Company Employees (hereafter “Employee Plans”).  Except as otherwise indicated on Schedule 3.13(a), (i) none of the Employee Plans are established or maintained by the Companies, (ii) the Companies and the Continued Company Employees participate in such Employee Plans due to the Companies’ status as Affiliates of Seller, (iii) the Continued Company Employees’ active participation in such Employee Plans will cease as of the day before the Closing Date, and (iv) none of the Employee Plans will obligate Buyer to assume or perform any obligation thereunder as a result of the transactions contemplated by this Agreement.  Except as set forth on Schedule 3.13(a) or as contemplated by Section 5.7, neither the Closing nor any of the transactions contemplated under this Agreement will trigger, meet any condition or create any payment obligation under any Employee Plans.

(b)                                 All Employee Plans subject to ERISA and the Code comply with ERISA, the Code and, as applicable, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act of 1993, and the Health Insurance Portability and Accountability Act, except such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect.

(c)                                  All Employee Plans contributed to by the Companies or any ERISA Affiliate intended to be qualified under Section 401 of the Code have filed for or received favorable determination letters with respect to such qualified status from the Internal Revenue Service.  The determination letter for each such Employee Plan remains in effect, and, to Seller’s Knowledge, any amendment made, or event relating to such an Employee Plan subsequent to the date of such determination letter, has not materially and adversely affected the qualified status of the Employee Plan.

(d)                                 Except as set forth on Schedule 3.13(d), no Employee Plan that is subject to Title IV of ERISA (a “Title IV Plan”) or Section 412 of the Code has incurred an accumulated funding deficiency, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA, and to Seller’s Knowledge, no condition exists which would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any Title IV Plan or other Employee Plan subject to Section 412 of the Code.  The PBGC has not instituted proceedings to terminate any Title IV Plan, and no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan.

(e)                                  No Employee Plan is a Multiemployer Plan.  Neither Seller, any Affiliate of Seller nor any ERISA Affiliate has incurred or reasonably expects to incur any liability for withdrawal from a Multiemployer Plan.

Section  3.14                         Title to Properties.

(a)                                  The Companies have good and marketable fee simple title to, or a valid leasehold interest in, the material properties and assets reflected on Schedule 3.14(a) (the “Properties”), free and clear of any Liens, except for: (i) Liens and encumbrances set forth on Schedule 3.14(a), (ii) Liens for current Taxes not yet due and payable or being contested in good faith through appropriate proceedings, (iii) materialmen’s, warehousemen’s and mechanics’ Liens and other Liens arising by operation of law in the ordinary course of business for sums not yet due, and (iv) such other Liens, imperfections in or failures of title, easements, leases, licenses, restrictions, activity and use limitations, as do not have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 3.14(b), to Seller’s Knowledge, there are no encroachments or other encumbrances on any of the Companies’ gas pipelines transmission easements or rights-of-way that materially adversely affect the use thereof as currently conducted.

Section  3.15                         Insurance.  Schedule 3.15 sets forth a list of the material insurance policies that the Companies hold or of which either of the Companies is the beneficiary.  Such policies are in full force and effect, and the Companies have received no written notice of any pending or threatened termination of such policies.

Section  3.16                         Compliance With Environmental Laws.  Except as set forth on Schedule 3.16, (i) the Companies are in compliance with applicable Environmental Laws except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect, (ii) the Companies have no liability under applicable Environmental Laws which would reasonably be expected to have a Material Adverse Effect, and (iii) Hazardous Substances have not been Released by Seller or the Companies at any properties owned by them that are currently not in compliance with applicable Environmental Laws and that would reasonably be likely to result in a Material Adverse Effect.  Except as set forth on Schedule 3.16, (i) no written notices of any material violation of Environmental Laws relating to the operations or properties of the Companies have been received by, and are pending against, the Companies, and (ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending or, to Seller’s Knowledge, threatened, relating to material non-compliance by the Companies with or material liability of the Companies under applicable Environmental Laws.

Section  3.17                         Intellectual Property.  Except for the Intellectual Property set forth on Schedule 3.17 (the “Owned Intellectual Property”), the Companies do not own any material Intellectual Property.  To Seller’s Knowledge, other than as set forth on Schedule 3.17, (i) no Person other than the Companies owns or has any other right in or to, or has claimed any ownership or other right in or to, any Owned Intellectual Property which is material to the Companies’ businesses as currently conducted and (ii) no Person is infringing upon any Owned Intellectual Property material to the Companies’ businesses as currently conducted.  There is no claim, suit, action or proceeding pending or, to Seller’s Knowledge, threatened against Seller or the Companies asserting that their use of any Intellectual Property infringes upon the rights of any third parties.

Section  3.18                         Absence of Change.  Except as set forth on Schedule 3.18 or as contemplated by this Agreement, since September 30, 2005, the Companies have conducted their business in the ordinary course of business, consistent with past practice, and have not suffered any change in business, financial condition or results of operations that in the aggregate have a Material Adverse Effect.

Section  3.19                         Sufficiency of Assets.  Except for the Excluded Assets and except as set forth on Schedule 3.19, the assets and properties of the Companies include all of the assets and properties necessary to conduct the Companies’ businesses in the same manner as each business is currently conducted.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that, as of the date hereof (except where such representation or warranty is expressly made only as of a specific date), as follows:

Section  4.1                                Organization and Corporate Power of Buyer.  Buyer is a corporation duly organized, validly existing and validly subsisting under the laws of the Commonwealth of Pennsylvania and has full corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to the extent a party thereto.

Section  4.2                                Authorization; Validity.

(a)                                  Buyer has all necessary corporate right, power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other corporate actions on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b)                                 This Agreement, and the Related Agreements to the extent a party thereto, have been duly executed and delivered by Buyer and constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section  4.3                                No Conflict.  The execution, delivery and performance by Buyer of this Agreement and all other documents and instruments contemplated hereby to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby will not (a) violate, conflict with, or result in a breach of any provisions of the certificate or articles of incorporation, bylaws, articles of organization, partnership agreement, formation agreement or other similar organizational documents of Buyer, (b) violate any law or regulation applicable to Buyer, or any order of any Governmental Entity having jurisdiction over Buyer, except such violations, conflicts, defaults, or Liens which would not reasonably be expected to have a material adverse effect on Buyer or which seek to specifically prevent, restrict, or delay the consummation of the transactions contemplated hereby or the fulfillment of any of the conditions of this Agreement (a “Buyer Material Adverse Effect”), or (c) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation by which Buyer or any of its assets is bound.

Section  4.4                                Consents and Approvals.  Except as set forth on Schedule 4.4, no registration or filing with, or consent or approval of or other action by, any Governmental Entity or any other Person is or will be necessary for the valid execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to make or obtain such registrations, filings, consents, or approvals would not have individually, a Buyer Material Adverse Effect.

Section  4.5                                Brokers.  Neither Buyer nor any Affiliate of Buyer has any contract, arrangement or understanding with any investment banking firm, broker or finder with respect to the transactions contemplated by this Agreement except for Lehman Brothers Inc., whose fees and expenses shall be borne by Buyer.

Section  4.6                                Availability of Funds.  Buyer has or has access to sufficient funds to pay the Purchase Price and to consummate the transactions contemplated hereby.

Section  4.7                                Investment.  Buyer is acquiring the Stock for investment and not with a view to its sale or distribution other than in a sale or distribution which is registered under applicable securities laws or is exempt from such registration.

Section  4.8                                Litigation.  Except as set forth on Schedule 4.8, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Buyer, threatened against Buyer, whether at law or in equity and whether civil or criminal in nature, before any Governmental Entity or arbitrator, nor are there any judgments, decrees or orders of any such Governmental Entity or arbitrator outstanding against Buyer, which have or if, adversely determined, could reasonably be expected to have, a Buyer Material Adverse Effect.

ARTICLE V
ACCESS; ADDITIONAL AGREEMENTS

Section  5.1                                Access to Information; Continuing Disclosure.  Subject to legal or regulatory requirements, including under the HSR Act, Seller and Buyer shall cooperate in developing a mutually acceptable transition plan, which shall include (a) reasonable access, at reasonable times and upon reasonable notice during normal business hours, to the employees, properties, books and records of the Companies, (b) the furnishing of financial and operating data and other information reasonably requested by Buyer, and (c) commercially reasonable efforts to facilitate the transition of data and information technology as contemplated by this Agreement at or as soon as reasonably possible after the Closing.  Seller and the Companies shall not be required to take any action that would constitute a waiver of the attorney-client privilege.  Seller and the Companies need not supply to Buyer any information that Seller or the Companies are prohibited under applicable Law from supplying.  All information furnished by or on behalf of Seller or the Companies hereunder shall be subject to the terms of the Confidentiality Agreement dated as of November 7, 2005 between Seller and Buyer (the “Confidentiality Agreement”).

Section  5.2                                Regulatory Approvals.

(a)                                  Buyer and Seller shall as promptly as practical, but in no event later than fifteen (15) days following the execution and delivery of this Agreement, each file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the Notification and Report Form under the HSR Act required in connection with the transactions contemplated hereby and as promptly as practicable supply any additional information, if any, requested in connection herewith pursuant to the HSR Act.  Any such Notification and Report Form and additional information, if any, submitted to the FTC or the DOJ shall be in substantial compliance with the requirements of the HSR Act.  Each of Buyer and Seller shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act.  Each of Buyer and Seller shall keep the other apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request.  Each of Buyer and Seller will use its Reasonable Efforts to obtain the termination or expiration of any applicable waiting period required under the HSR Act for the consummation of the transactions contemplated hereby.  The cost of all filing fees under the HSR Act shall be borne by Buyer.

(b)                                 Each of Buyer and Seller shall use Reasonable Efforts to submit to the West Virginia Public Service Commission and the Pennsylvania Public Utility Commission all required declarations, filings and registrations within thirty (30) days, but in no event later than forty-five (45) days following the execution and delivery of this Agreement.  With respect to any such filings or consents, Buyer and Seller shall use Reasonable Efforts to obtain, and to cooperate with each other in obtaining all consents or approvals.  Buyer and Seller shall furnish to each other all such information in its possession as may be necessary for the completion of the notifications or applications to be filed by the other Party and shall give each other reasonable opportunity to comment on such draft filing(s); provided, however, no Party shall be required to accept such revisions.

(c)                                  Each of Buyer and Seller shall, as promptly as practical, but in no event later than thirty (30) days following the execution and delivery of this Agreement, submit to the appropriate agencies or third parties all declarations, filings and registrations listed on Schedules 3.10 and 4.4 (other than those specifically provided above) and shall take such other actions to obtain or make any other consents, filings, notices, or other actions as appropriate to consummate the transactions contemplated hereby.  With respect to any such filings or consents, Buyer and Seller shall use Reasonable Efforts to obtain, and to cooperate with each other in obtaining all consents or approvals.  Buyer and Seller shall furnish to each other all such information in its possession as may be necessary for the completion of the notifications or applications to be filed by the other Party and shall give each other reasonable opportunity to comment on such draft filing(s); provided, however, no Party shall be required to accept such revisions.

Section  5.3                                Further Assurances.

(a)                                  From time to time from the date hereof, as and when requested by any Party hereto, the requested Party shall use Reasonable Efforts to take or to cause to be taken, all action and to do, or cause to be done, or to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary, proper or advisable to consummate the transactions contemplated by this Agreement, as promptly as practicable, including, without limitation, such actions as are necessary in connection with obtaining any third party consents, including those identified on Schedules 3.10 or 4.4, or any regulatory filings as any Party may undertake in connection herewith or to satisfy the conditions and covenants contained herein.  Each Party shall cooperate fully with the other Party in assisting with complying with this Section 5.3 and Buyer shall be responsible for all costs incurred in connection with obtaining such consents and approvals.

(b)                                 Seller and Buyer shall use Reasonable Efforts to implement the provisions of this Agreement, and, for such purpose, at the request of the other Party, shall, at or after the Closing, promptly execute and deliver, or cause to be so executed and delivered, such documents to the other Party and take such further action as the other Party may deem reasonably necessary or desirable to facilitate or better evidence the consummation of the transactions contemplated hereby.

Section  5.4                                Certain Tax Matters.

(a)                                  All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated herein shall be paid by Buyer when due.  Buyer shall file, to the extent required by applicable Tax laws, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  To the extent required by applicable Tax laws, Seller or any of its Affiliates will join in the execution of any such Tax Returns or other documentation.

(b)                                 Any Tax Return to be prepared pursuant to the provisions of this Section 5.4(b) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in applicable Tax laws or changes in fact.  Buyer shall not, and shall not cause or permit the Companies or any of Buyer’s Affiliates to, file an amended Tax Return with respect to the Companies for any Tax period or portion thereof ending on or prior to the Closing Date without obtaining the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.  The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax matters following the Closing Date:

(i)                                     Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all Tax periods ending on or prior to the Closing Date regardless of when they are to be filed.  Except as otherwise provided in this Section 5.4 (including, for the avoidance of doubt, subsection (b)(iii) hereof), Seller shall pay, or cause to be paid on the Companies’ behalf, the Taxes attributable to the Companies with respect to such Tax periods, but only to the extent such Taxes were not included in the Companies’ Working Capital as of the Closing, other than Taxes becoming due as a result of actions taken by Buyer or its Affiliates (including, for this purpose, actions taken by the Companies on the Closing Date) and Transfer Taxes, which shall be the responsibility of Buyer.  If such Taxes were included in the Companies’ Working Capital as of the Closing, the Companies or Buyer shall pay the amount of such Taxes; if Seller pays such Taxes on behalf of the Companies, the Companies or Buyer shall reimburse Seller therefor within thirty (30) days after the date on which the Taxes are paid.

(ii)                                  Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies for Tax periods which begin before or on the Closing Date and end after the Closing Date (a “Straddle Period”).  Seller shall pay, or cause to be paid, to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such Tax periods an amount equal to the portion of such Taxes, which relates to the portion of such Tax period ending immediately prior to the Closing Date, but only to the extent such Taxes were not included in the Companies’ Working Capital as of the Closing, other than Taxes becoming due as a result of actions taken by Buyer or its Affiliates (including, for this purpose, actions taken by the Companies on the Closing Date) and Transfer Taxes. For purposes of this subsection, in the case of any Taxes that are imposed and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Tax period ending immediately prior to the Closing Date shall, in the case of any Taxes imposed on a periodic basis (such as real property taxes), be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending immediately prior to the Closing Date and the denominator of which is the number of days in the entire Tax period.  In the case of non-periodic Taxes (i.e., such as Taxes that are (w) based upon or related to income or receipts, (x) imposed in connection with any capital or debt restructuring, (y) imposed in connection with any sale, distribution, or other transfer or assignment of property (real or personal, tangible or intangible), or (z) payroll and similar Taxes), the portion of such Tax which relates to the portion of such Tax period ending immediately prior to the Closing Date shall be determined based on a closing of the books of the Companies as of 11:59 p.m. on the day immediately preceding the Closing Date.

(iii)                               For purposes of Treasury regulation section 1.1502-76(b)(1)(ii)(A) and (B) (and for purposes of similar provisions under state, local and foreign Tax law), Seller and Buyer agree that (x) the Companies’ status as members of Seller’s Affiliated Group shall cease as of the end of the Closing Date, and the Companies shall become members of Buyer’s Affiliated Group as of the beginning of the day immediately following the Closing Date, (y) except with respect to the sale of the Stock by Seller to Buyer pursuant to this Agreement and any items of income, gain, loss or deduction that would be recognized for Tax purposes by either of the Companies on the Closing Date as a result of such sale of Stock under Treasury Regulation Section 1.1502-13, or similar provisions under state, local and foreign Tax law, all transactions which occur by or with respect to the Companies on the Closing Date, and all items of income, gain, loss deduction or credit of the Companies with respect to such transactions, whether resulting from the assets or operations of the Companies or otherwise, shall for all Tax purposes be treated as occurring at the beginning of the day immediately following the Closing Date, and all Taxes resulting from or incurred as a consequence of any such transactions shall be borne by the Buyer and not the Seller.  Seller and Buyer agree that (i) the preceding sentence reflects a “reasonable” method within the meaning of Treasury regulation section 1.1502-76(b)(1)(ii)(B), (ii) Seller and Buyer shall report, and shall cause each of their Affiliates and all persons related thereto within the meaning of Section 267(b) of the Code, including, without limitation, each of the Companies, to report for all Tax purposes all items of income, gain, loss, deduction or credit of the Companies, whether resulting from the assets or operations of the Companies or otherwise, and whether in the ordinary course of the Companies’ business or otherwise, in a manner fully consistent therewith, and (iii) except with respect to

Tax incurred by Seller upon the sale of the Stock to Buyer pursuant to this Agreement and any items of income, gain, loss or deduction that would be recognized for Tax purposes by either of the Companies on the Closing Date as a result of such sale of Stock under Treasury Regulation Section 1.1502-13, or similar provisions under state, local and foreign Tax law, in the event Seller or its Affiliate pays Tax with respect to transactions which occur by or with respect to the Companies on the Closing Date (whether resulting from the assets or operations of the Companies or otherwise), Buyer shall reimburse Seller therefor within thirty (30) days after the date on which the Taxes are paid.

(iv)                              Except as otherwise provided herein, on the Closing Date, neither of the Companies shall incur, and neither Buyer nor any of its Affiliates shall permit or otherwise allow either of the Companies to incur, any “extraordinary item” as defined in Treasury regulation section 1.1502-76(b)(2)(ii)(C).

(c)                                  Each Party shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Entity, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 5.4 or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be subject to the terms of the Confidentiality Agreement.

(d)                                 In the case of any audit, examination, or other proceeding (“Tax Proceeding”) with respect to (i) any Tax period ending on or before the Closing Date and (ii) with respect to any other Tax period ending after the Closing Date for which Seller is or may be liable for any Taxes pursuant to this Agreement, Buyer shall inform Seller in writing of such Tax Proceeding within fifteen (15) days after the receipt by Buyer of written notice thereof.  In the event Buyer fails to timely provide Seller with written notice of such Tax Proceeding, Seller’s obligation to indemnify Buyer or its Affiliates hereunder shall be reduced to the extent of any Adverse Consequences arising as a result of such failure to notify.  Buyer shall afford Seller, at Seller’s expense, the opportunity to control the conduct of such Tax Proceeding; provided, however, that Buyer shall have the right, at Buyer’s expense, to attend and participate in such Tax Proceeding and give comments, which Seller will reasonably consider.

(e)                                  To the extent not specifically identified in the Working Capital as of the Closing, any refund of Taxes paid or payable by or with respect to the Companies, shall be promptly paid as follows, or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows: (i) to Seller if attributable to any Tax period or portion thereof ending on or before the Closing Date, or for any Straddle Period to the extent allocable, determined in a manner consistent with Section 5.4(b)(ii), to the portion of such Tax period beginning before and ending on the Closing Date; and (ii) to Buyer if attributable to any Tax period or portion thereof beginning after the Closing Date or for any Straddle Period to the extent allocable, determined in a manner consistent with Section 5.4(b)(ii), to the portion of such Tax period beginning after the Closing Date.

(f)                                    At Seller’s request, Buyer shall file and shall cause each of its Affiliates, including, without limitation, the Companies, to file a Tax election under Treasury regulation section 1.1502-21(b)(3)(ii)(B) and section 1.1502-21T(b)(3)(ii)(B), and any similar election for capital loss purposes, and any similar elections under state, local or foreign tax law.

(g)                                 None of Buyer, the Companies, or any of their Affiliates shall make any election under Code Section 338 with respect to the transactions contemplated by this Agreement.

(h)                                 On the Closing Date, none of the Companies shall take, and none of Buyer or any of its Affiliates shall permit or otherwise allow either of the Companies to take, any action not in the ordinary course of the Companies’ business, including, but not limited to, the merger or liquidation of either of the Companies or the distribution of any property in respect of any of the Companies’ stock, without the prior written consent of Seller.

(i)                                     Buyer, Seller and each of the Companies agree that, for U.S. federal Income Tax purposes and similar provisions under state, local and foreign Tax law, no “minimum tax credit” (as defined in Code Section 53) shall be allocated to either of the Companies; rather, all such minimum tax credit shall be retained by Seller and its remaining Affiliated Group.

(j)                                     All Tax sharing agreements or arrangements that provide for the allocation, apportionment, sharing, or assignment of Tax liability between any of the Companies and Seller or Seller’s Affiliates shall be terminated as of the Closing Date.

Section  5.5                                Conduct of Business of the Companies.

(a)                                  From the date hereof until the Closing, Seller shall cause the Companies to conduct their businesses only in the ordinary course and in a manner consistent with past practices, and use their respective Reasonable Efforts to preserve their relationships with licensors, suppliers, dealers, customers and others having business relationships with the Companies.  Except as contemplated by this Agreement, as may be required by applicable law, regulation or any Governmental Entity, or as set forth on Schedule 5.5(a), from the date hereof until the Closing without written consent of Buyer, Seller shall not permit either of the Companies to:

(i)                                     sell or dispose of any of its material assets or properties, other than sales and dispositions in the ordinary course of business, sales or dispositions of obsolete or surplus assets, sales and dispositions in connection with the normal repair and/or replacement of assets or properties, or sales or dispositions in accordance with any Material Contract;

(ii)                                  create any material Lien on any of its assets, except if such material Lien shall be released as of Closing;

(iii)                               amend in any material respect, terminate (except in accordance with its terms) or assign any Material Contract or amend in any material respect, extend the term, terminate (except in accordance with its terms) or assign any Affiliate Agreement that survives the Closing;

(iv)                              incur any obligation or liability for borrowed money (“Indebtedness”) other than (A) Indebtedness incurred in the ordinary course of business, (B) Indebtedness to Affiliates which will be extinguished prior to the Closing, and (C) Indebtedness incurred in accordance with a Contract or pursuant to Contracts otherwise permitted to be entered into under this Agreement;

(v)                                 merge or consolidate with, or acquire any or all of the capital stock or assets of any other Person;

(vi)                              assume, guarantee, endorse or otherwise become responsible for the obligations of any other Person, or make loans or advances to any other Person, except in the ordinary course of business;

(vii)                           grant any general increase in the compensation or benefits of any Continued Company Employees except in the ordinary course of business or unless such action is permitted or required by an existing agreement, including any Employee Plan or any Collective Bargaining Agreement or, with respect to Continued Company Employees and except for those that in the ordinary course of business would also affect employees of the Companies’ Affiliates generally, create any new Employee Plan or extend, modify or change in any material respect (except as may be required by applicable law) any Employee Plan or terminate any existing Employee Plan;

(viii)                        enter into any Contract with Affiliates of Dominion Resources, Inc. or any Material Contract other than those (A) executed in the ordinary course of business or consistent with regulatory arrangements, including, without limitation, entering into hedging arrangements, that are either (i) to be fully performed by June 30, 2007, or (ii) which are terminable on not more than ninety (90) days notice, or (B) otherwise provided for or required in implementing another provision in this Section 5.5;

(ix)                                alter in any material way the manner in which it has regularly and customarily maintained its books of account and records, except as may be required by applicable law or professional standards;

(x)                                   split, combine or otherwise change its capital stock, or redeem any of its capital stock;

(xi)                                issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or give any Person any right to acquire, any shares of its capital stock;

(xii)                             hire any new employees for positions above the “manager” level;

(xiii)                          make any capital expenditures, except as expressly permitted under section (b) below;

(xiv)                         amend its articles of incorporation or bylaws; or

(xv)                            enter into an agreement or agree to do any of the things described in clauses (i) through (xiv) above.

(b)                                 Notwithstanding anything herein to the contrary, the Companies may incur capital expenditures (i) in accordance with the amounts on Schedule 5.5(b), in the aggregate per year, plus an amount that is equal to ten percent (10%) above such amounts; (ii) which have been approved in writing by Buyer within ten (10) Business Days after any written request by Seller, provided, however, that if Seller has not received written approval or rejection within such ten (10) Business Days after delivery by Seller of such written request, then the capital expenditure shall be deemed approved; (iii) as may be required in accordance with good utility practice upon the occurrence of any emergency or other similar contingency; (iv) as required by law or regulation; and (v) as provided for in Section 5.13.

(c)                                  Notwithstanding anything herein to the contrary, Seller and the Companies shall have the right to conduct and prosecute any and all hearings, appeals, or other proceedings before any federal, state, or local governmental authority, such as the West Virginia Public Service Commission and the Pennsylvania Public Utility Commission, as they deem appropriate in their sole discretion.

(d)                                 Notwithstanding anything herein to the contrary, before the Closing, Dominion Peoples shall be permitted to assign to Seller its license to the 48.7 MHz radio frequency issued by the Federal Communications Commission (the “FCC”).  The call signs for the licenses are set forth on Schedule 5.5(d) (the “FCC Licenses”).  Dominion Peoples shall prepare and file an application for FCC consent to assign the FCC Licenses to Seller.

Section  5.6                                Notice of Changes.  Prior to the Closing, each Party shall promptly advise the other in writing with respect to any matter arising after execution of this Agreement of which that Party obtains knowledge and which, if existing or occurring at the date of this Agreement and not set forth in this Agreement, including any of the Schedules, would have constituted a breach of a representation or warranty of such Party contained herein.  Subject to Section 9.1(c), Seller may notify Buyer in writing of any fact, event or circumstance causing a breach of any of the representations and warranties in Article III or may otherwise update the Schedules to reflect matters arising after the date hereof, and such notice shall be deemed to have (a) amended this Agreement, including any appropriate Schedule; (b) qualified the representations and warranties contained in Article III above; and (c) cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development; provided however, that such breach does not have a Material Adverse Effect and that the cure of such representation or breach is reasonably satisfactory to Buyer.  Any actions of the Companies permitted by Section 5.5 or consented to by Buyer under Section 5.5 shall automatically be deemed to amend any appropriate Schedule and such amendment shall not be subject to, or included in, any determination of whether the provisions of Sections 6.2 or 9.1(c) are satisfied or applicable.

Section  5.7                                Employee Matters.

(a)                                  “Company Employees” shall mean all those individuals who, as of the Closing Date are (i) employed by Dominion Peoples or Dominion Hope (“Continued Company Employees”) or (ii) employed by Dominion Resources Services, Inc. but who provide services to Dominion Peoples or Dominion Hope (“Shared Services Employees”) and who accept an offer of employment with Buyer or its Affiliates.  Seller shall provide Buyer on or before September 30, 2006, but in any event at least sixty (60) days prior to the Closing, a list of Shared Services Employees whom Buyer shall have access to and the opportunity to offer employment.  The Shared Services Employees who accept an offer of employment with Buyer and the Companies, together with the Continued Company Employees, shall be collectively referred to as “Company Employees”.  Individuals who are otherwise Company Employees but who on the Closing Date are not actively at work due to a leave of absence covered by the Family and Medical Leave Act, or due to any other authorized leave of absence, shall nevertheless be treated as Company Employees; provided, however, that an individual shall not be considered a Company Employee, if such individual as of the Closing Date is receiving benefits under the Dominion Resources, Inc. Long-Term Disability Plan.

(b)                                 With respect to Company Employees who are covered by a Collective Bargaining Agreement on the Closing Date, the Buyer will cause the Companies to continue to abide by the terms and conditions of the Collective Bargaining Agreements, including the Agreement to Participate in the Utility Workers Union of America National Health & Welfare Fund (the “UWUA Fund”).  With respect to the lump sum contributions to the UWUA Fund as set forth on Appendix No. 18 to the Agreement between Dominion Transmission, Inc. and Hope Gas, Inc., DBA Dominion Hope and the Utility Workers Union of America (“United Gas Workers’ Union”) Local No. 69, Division II AFL-CIO (“Local 69 II CBA”), the obligation for making such contributions for each respective payment date on and after the Closing Date shall be allocated between Buyer, on the one hand, and Seller or Seller’s Affiliates, on the other hand, on the basis of the relative number of employees of each covered by the Local 69 II CBA (or any successor collective bargaining agreement thereto) as of the Closing.  As of the Closing Date, the Buyer shall assume the obligation for making the remaining lump sum contributions, if any, to the UWUA Fund on behalf of Company Employees (and former Company Employees) covered by the Collective Bargaining Agreement between The Peoples Natural Gas Company and United Gas Workers Union Local 69, Division I Utility Worker’s Union of America AFL-CIO.

(c)                                  Buyer acknowledges that during the applicable terms of the Collective Bargaining Agreements, on and after the Closing Date, Seller will continue to be entitled to reimbursement from the UWUA Fund for certain costs related to former employees who were covered by one of the Collective Bargaining Agreements and are participating in a retiree health plan sponsored by the Seller or its Affiliates (the “Retired Union Employees”).  Buyer shall use its best efforts and take all action necessary to assist Seller in continuing to receive reimbursements from the UWUA Fund for costs related to Retired Union Employees, including if necessary, (i) making reimbursement requests with the UWUA Fund on behalf of the Seller, and (ii) forwarding to the Seller any such reimbursements received by Buyer within two (2) Business Days after receipt by Buyer.

(d)                                 Subject to Section 5.7(b) and, with respect to Company Employees who are not covered by a Collective Bargaining Agreement as of the Closing Date for a period of one year after the Closing, the Buyer shall provide a level of pension benefits not lower than such level of pension benefits provided to Company Employees calculated as of the Closing Date using the applicable pension benefit formula provided in the Dominion Transmission/Hope Gas Union Pension Plan, The Pension Plan of Peoples Natural Gas Company for Employees Represented by the United Gas Workers Union Local No. 69, Division 1 or the Dominion Resources, Inc. Salaried Employees Pension Plan.  The Buyer’s obligation under the Buyer’s Plan shall be calculated as the difference of (A) minus (B), where: (A) equals the total pension benefit of such Company Employee as calculated as of such Company Employee’s termination, retirement or separation from service date (“Retirement Date”) with the Buyer using (1) the pension benefit formula under the Seller’s defined benefit pension plan and applicable to such Company Employee as of the Closing Date, (2) final average earnings (as defined in Seller’s applicable pension plan) as of such Company Employee’s Retirement Date with the Buyer, taking into account compensation earned from Seller and its Affiliates through the Closing Date and compensation earned from the Buyer and its Affiliates through such Company Employee’s Retirement Date with the Buyer, and (3) service credit earned under the applicable Seller’s defined benefit pension plan through the Closing Date plus service credit earned under the Buyer’s applicable pension plan from the Closing Date until such Company Employee’s Retirement Date with the Buyer; and (B) equals the frozen, age 65 accrued benefit of each Company Employee under the applicable Seller defined benefit pension plan as of the Closing Date as if the Company Employee had terminated employment and participation in the Seller defined benefit pension plan as of the Closing Date under the provisions of the Seller defined benefit pension plan in effect on the Closing Date and after taking into account any subsidies and/or supplemental benefits accrued as of such Closing Date, actuarially converted into a benefit payable at the same time and in the same form as the benefit payable under Buyer’s Plan.  Seller will provide all necessary earnings history and information required to calculate the benefit under Part A and B of the formula as soon as reasonably practicable after the date hereof.

(e)                                  With respect to Company Employees who are not covered by a Collective Bargaining Agreement, Buyer agrees to continue the employment of such employees for a period of at least twelve (12) months following the Closing Date at levels of total compensation (base salary and incentive opportunities) and benefits, in the aggregate, comparable to the levels of total compensation (base salary and incentive opportunities) and benefits, in the aggregate, of each such Company Employee in effect as of the

Closing Date.  If the employment of any Company Employee is terminated, other than for cause, within twelve (12) months of the Closing Date, Buyer shall provide the terminated Company Employee with the severance benefits at least as valuable as those set forth on Schedule 5.7(e).

(f)                                    Effective as of the Closing Date, the Companies shall cease to be participating employers in all Employee Plans sponsored by Seller or any of its ERISA Affiliates (“Parent’s Benefit Plans”), all Company Employees shall cease to accrue additional benefits for any periods from and after the Closing Date, Company Employees shall be entitled to such benefits, if any, from Parent’s Benefit Plans provided to similarly situated employees employed by an entity ceasing to be an ERISA Affiliate of Seller and Seller shall, if applicable, provide all Company Employees with appropriate notice of such cessation or participation and accruals in accordance with Section 204(h) of ERISA and Code Section 4980F (and the related regulations), at least forty-five (45) days in advance of the Closing Date on and after the Closing Date, neither Buyer nor the Companies shall have any liability with respect to any Parent Benefit Plan.

(g)                                 As of the Closing Date, all Company Employees shall, if applicable, be eligible to participate in and, if elected, shall commence participation in the employee benefit plans (within the meaning of Section 3(3) of ERISA), programs, policies, contracts, fringe benefits, or arrangements (whether written or unwritten) of Buyer or its Affiliates (collectively, “Buyer Employee Plans”).  Buyer shall, to the extent permissible under any Buyer Employee Plan (provided that Buyer shall use Reasonable Efforts to remove any restrictions including restrictions in any insurance policy), waive all limitations as to pre-existing condition exclusions and waiting periods with respect to Company Employees and their spouses and dependents, if applicable, under the Buyer Employee Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the Seller’s Employee Plans that have not been satisfied as of the Closing Date.  Buyer shall, to the extent permissible under any Buyer Employee Plan (provided that Buyer shall use Reasonable Efforts to remove any restrictions under any Buyer Employee Plan or related insurance policy), provide each Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under Buyer’s Employee Plans.  Buyer shall accept or cause to be accepted transfers from Seller’s medical reimbursement plan and dependent care assistance plan of each Company Employee’s unused account balance as of the Closing Date and credit such employee with such amounts under the applicable Buyer Employee Plans.  In the event the plan years under Buyer’s Employee Plans and Seller’s Employee Plans do not end on the same date, such credits and transfers set forth in the preceding sentence shall be applied under Buyer’s Employee Plans for the plan year which includes the Closing Date; provided however that if there are less than six (6) months remaining in the plan year which includes the Closing Date, such credits and transfers shall be applied to the plan year which begins next following the Closing Date.

(h)                                 Buyer shall cause to be provided to each Company Employee credit for prior service with Seller or its Affiliates for all purposes (including vesting, eligibility, benefit accrual and/or level of benefits) in all Buyer Employee Plans, including fringe benefit plans, vacation and sick leave policies, severance plans or policies, matching contributions under defined contribution plans and retiree medical plans maintained or provided by Buyer or its Subsidiaries or Affiliates in which such Company Employees are eligible to participate after the Closing Date.

(i)                                     Buyer shall provide each Company Employee credit for all of the Company Employee’s earned but unused vacation and sick leave and other time-off as of the Closing Date as determined under Seller’s time-off policies.

(j)                                     To the extent allowable by law, Buyer shall take any and all necessary action to cause the trustee of a defined contribution plan of Buyer or one of its Affiliates, if requested to do so by a Company Employee, to accept a direct “rollover” of all or a portion of such employee’s distribution from Seller’s defined contribution plan (excluding securities, but including plan loans).

(k)                                  As of the Closing, Seller shall take all necessary action to cause the defined contribution and defined benefit pension plans maintained by the Seller to fully vest the Company Employees in their account balances and/or accrued benefits under such plans.

(l)                                     With respect to each Company Employee (including any beneficiary or the dependent thereof), the Seller shall retain all liabilities and obligations arising under any Seller welfare benefit plans to the extent that such liability or obligation relates to claims incurred (whether or not reported or paid) prior to the Closing Date.  For purposes of this Section 5.7(l), a claim shall be deemed to be incurred when (i) with respect to medical, dental, health related benefits, accident and disability (including worker’s compensation benefits but not including wage continuation/replacement type benefits), the medical, dental, health related, accident or disability services giving rise to such claim are performed and (ii) with respect to life insurance, when the death occurs.  Subject to Section 5.7(a), with respect to each Company Employee receiving wage continuation/replacement benefits for short term disability, long-term disability or worker’s compensation, for purposes of this Section 5.7(l), the Seller shall be responsible for any payments made on or prior to the Closing Date and Buyer shall be responsible for any payments due after the Closing Date.  Effective as of the Closing Date, Seller shall be responsible for providing coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to any Company Employee, his or her spouse or dependent person as to whom a “qualifying event” as defined in Section 4890B of the Code has occurred prior to the Closing Date.

(m)                               If a plant closing or a mass layoff occurs or is deemed to occur with respect to the Companies at any time on or after the Closing, Buyer shall be solely responsible for providing all notices required under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder (the “WARN Act”) and for taking all remedial measures, including, without limitation, the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided.

(n)                                 Seller shall retain any and all liabilities and obligations which relate to service of any Company Employee prior to the Closing Date and arise under any Employee Plans that provide for postretirement benefits for periods of service prior to the Closing Date with respect to any Company Employee employed by Seller or its Affiliates that are (i) defined benefit pension plans subject to Title IV of ERISA or Section 412 of the Code, (ii) defined contribution plans as defined in Section 3(34) of ERISA, (iii) voluntary employees’ beneficiary associations under Section 501(c)(9) of the Code, or (iv) which relate to other post-employment benefits for all current retirees of the Companies as of the Closing.

(o)                                 Approximately two (2) weeks prior to the Closing Date, Seller shall provide to Buyer a list of the Annual Incentive Plan prorated payments, if any, for each proposed Company Employee as of the Closing Date, calculated on the basis of a full payout in such year (the “Prorated Payment”).  Buyer shall (i) on the Closing Date, cause the Companies to pay to each Company Employee the respective Prorated Payment, if any, and (ii) Buyer shall cause the Companies to pay to each Company Employee a prorated amount under the Buyer’s corresponding incentive plan, if any, for the period from the Closing Date until December 31 of the year in which Closing occurs.

Section  5.8                                Excluded Assets.

(a)                                  Notwithstanding any provision herein to the contrary, the following assets shall be excluded from the transaction (the “Excluded Assets”), and Seller shall have the right at any time prior to or at the Closing to dividend, transfer, dispose of, extinguish, or otherwise exclude from the Companies such assets:

(i)                                     all trademarks and tradenames containing “Dominion” shall remain the sole property of Seller or its Affiliates, as applicable;

(ii)                                  (A) any and all interests in any Employee Plans that provide for postretirement benefits for periods of service prior to the Closing Date with respect to any Company Employee employed by Seller or its Affiliates that are (i) defined benefit pension plans subject to Title IV of ERISA or Section 412 of the Code, (ii) defined contribution plans as defined in Section 3(34) of ERISA, (iii) voluntary employees’ beneficiary associations under Section 501(c)(9) of the Code, or (iv) welfare benefit plans as defined in Section 3(1) of ERISA; and (B) all assets which relate to other post-employment benefits of the Companies as of the Closing.

(iii)                               any refunds or credits related to Taxes to the extent attributable to periods (or portions thereof) ending on or prior to the Effective Time;

(iv)                              all software used by the Companies other than software listed on Schedule 3.17;

(v)                                 all supervisory control and data acquisition (SCADA) systems, shared critical support applications and the microwave towers, and all assets related thereto, that are used, but not owned, by the Companies;

(vi)                              the Colvin storage pool gas and any proceeds related thereto; and

(vii)                           the Contracts listed on Schedule 5.8(a)(vii) (the “Excluded Contracts”).

(b)                                 To the extent that any proceeds relating to the Excluded Assets are received by Buyer after the Closing, Buyer shall remit such proceeds to Seller within ten (10) Business Days of receipt.

(c)                                  To the extent Seller has not removed all gas from the Colvin storage pool prior to the Closing, Buyer shall provide Seller access to the Colvin storage pool and shall permit Seller to take any and all actions to remove such gas.

Section  5.9                                Affiliate Transactions.

(a)                                  All intercompany transactions between the Companies and any of Seller or its Affiliates shall be settled prior to, on or after the Closing in the ordinary course of business consistent with past practices.

(b)                                 All agreements solely with Affiliates shall be terminated on or prior to the Closing, except for those set forth on Schedule 5.9.

(c)                                  At least thirty (30) days prior to the Closing, Seller will provide Buyer a complete list of all guarantees or financial assurances related to the Companies (the “Company Guarantees”).  As of the Closing, Buyer shall, or shall cause, the Company Guarantees, as supplemented to the date of the Closing, to be replaced or provided for, as applicable, by Buyer or its Affiliates, and Buyer shall or shall cause any Company Guarantees, as supplemented to the date of the Closing, provided for by Seller or its Affiliates to be terminated and for Seller or its Affiliates to be released from any Adverse Consequences related thereto.

Section  5.10                         Related Agreements.  At the Closing, the Parties shall, or shall cause their Affiliates to, enter into the following related agreements (the “Related Agreements”) on such other terms and conditions as are mutually acceptable:

(a)                                  Transition Services Agreement covering services mutually agreed by the Parties for a period to last no longer than one (1) year after the Closing at a price equal to cost plus 25% and on other terms mutually agreed (including in such terms the Parties’ use of commercially reasonable efforts to facilitate the transition of data and information technology as contemplated by this Agreement);

(b)                                 Optional Lease Agreement with Dominion Transmission, Inc., for the Weston City Plant facility and the Davisson Run facility for a period of three (3) months;

(c)                                  Optional Co-Location Agreement with Seller for the Dominion Tower for a period terminating on the earlier of (i) three (3) months after the Closing Date, or (ii) the expiration of Seller’s lease for the Dominion Tower; and

(d)                                 Shared Facilities Agreement, substantially in the form attached hereto as Appendix A.

Section  5.11                         Name of Companies; Marked Materials.  Seller shall be permitted to remove all signage containing Dominion Marks (as defined below) prior to the Closing; provided that such removal shall be with minimal disruption.  Buyer covenants and agrees to take all steps necessary immediately after the Closing to complete a change of the use of the name for each Company to delete “Dominion.”  Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from such change in use of name, and any resulting notification or approval requirements.  To the extent that any of the Companies use any trademarks, service marks, brand names or trade, corporate or business names which are owned by Seller (or any of its Affiliates other than the Companies), or which incorporate the word “Dominion” (collectively, the “Dominion Marks”) on any goods, stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials (“Marked Materials”), after the Closing, Buyer shall and shall cause the Companies to use Reasonable Efforts to limit and minimize its or their usage of such Marked Materials, provided that in any event, the Companies may not use such Marked Materials after one hundred twenty (120) days following the Closing Date.

Section  5.12                         Files and Records.  Buyer shall retain possession of the Companies’ documents, books and records which are transferred upon the Closing for a period of six (6) years after the Closing Date or such other time period required by law.  Without limiting the foregoing, Seller shall be entitled to retain copies of any files and/or books, documents or records relating to the Companies.  After the Closing Date, Buyer shall cause the Companies to (a) provide to Seller for any reasonable purpose relating to Seller’s ownership of the Companies reasonable access to the files, books, documents and records of the Companies upon reasonable prior notice during regular business hours and (b) permit Seller to make such extracts and copies thereof as Seller may deem necessary at Seller’s sole expense.

Section  5.13                         Vehicles and Equipment.  At or prior to the Closing, Seller, its Affiliates or the Companies shall exercise options under applicable Contracts, to terminate such Contracts and to purchase certain vehicles, computers, and software leased by or on behalf of the Companies for use in the operation of the Companies’ businesses, and which shall be included in the Companies’ assets at the Closing.  At the Closing, Buyer shall reimburse Seller for such purchase costs and any other costs or expenses related thereto (the “Computer/Vehicle Buy-Out Costs”), as an adjustment to the Base Price in accordance with Section 2.1(c).

Section  5.14                         Shared Facilities.  Within six (6) months after the Closing, Buyer shall provide a list to Seller indicating its selection of the shared facility sites listed on Schedule 5.14 for which it would like to enter into long term master lease agreements, the form of which is attached hereto as Appendix B.

Section  5.15                         Certain Gas Customers.  The Companies provide gas to approximately 526 customers (the “Certain Gas Customers”) pursuant to leases they transferred to Dominion Exploration and Production, Inc. (“Dominion Exploration”) in connection with their respective sales of oil and gas interests.  Buyer agrees that it shall cause the Companies to continue to provide gas to the Certain Gas Customers in accordance with the arrangements set forth on Schedule 5.15.

Section  5.16                         S-X and Audited Financial Statements.  In connection with Buyer filing a Form 8-K in connection with the transactions contemplated hereby and Buyer (or an Affiliate of Buyer) seeking to issue debt or equity securities (the issuance of which may require the preparation of an offering memorandum or registration statement (“Offering Memorandum”)), Buyer might be required to include in the Form 8-K and Offering Memorandum financial statements of the Companies required by and prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended.  Without limiting the foregoing, Buyer may seek to obtain unqualified audited financial statements of the Companies for periods prior to the Closing (any such financial statements referenced in the preceding two sentences are hereafter referred to as the “S-X Financials”); provided, however, that Buyer must give Seller at least six (6) months notice prior to the date when such S-X Financials are required; and provided, further, Seller shall coordinate obtaining such S-X Financial Statements at Buyer’s expense.  Accordingly, at Buyer’s expense, Seller shall furnish to Seller’s independent accountants any information or documents necessary for completion of the S-X Financials and Seller agrees to execute any customary management representation letters necessary to permit Seller’s independent accountants to issue unqualified reports with respect to such S-X Financial Statements.  In addition, at Buyer’s expense, Seller will make available its personnel and otherwise provide support in connection with the preparation of the Offering Memorandum and the S-X Financials or any audit, in each case, to the extent reasonably requested by Buyer, and Seller shall obtain the consent of its independent registered public accountants to the inclusion of such independent registered public accountants’ opinion with respect to the S-X Financial Statements that are to be included in any such Form 8-K and Offering Memorandum.

Section  5.17                         Software Provisions.  At the Closing, Seller shall assist Buyer in setting up the systems and software listed on Schedule 5.17, and the parties agree and acknowledge that Seller will continue to have the right to own and use such systems and software in any manner, under the following conditions:

(a)                                  Buyer must provide servers and mainframe computer for these systems to be installed as specified by Dominion;

(b)                                 Buyer must provide software loaded on servers to run these systems at versions specified by Dominion.  This includes, but is not limited to Oracle, Sybase, Java, Powerbuilder and the operating system for servers and mainframe;

(c)                                  Seller will not develop any interfaces to these systems;

(d)                                 Software and systems are sold as is with no liability to Seller;

(e)                                  Seller will not provide maintenance or support for systems once they are turned over to Buyer;

(f)                                    Seller will not convert or add data to these applications for any entity other than existing data for the Companies; and

(g)                                 Non-solicitation agreements are entered into by Buyer and the Companies that they will not hire Seller’s or its Affiliates’ employees to support these systems for twelve (12) months after sale is complete, other than a hiring resulting solely from a general solicitation for employment.

In addition, Seller shall use commercially reasonable efforts to facilitate contact between Buyer and PriceWaterhouseCoopers LLP (“PWC”) so that Buyer can obtain the license contemplated by 12.2.2(i) under the Amended and Restated Agreement for the Customer Accounting and Marketing Project with PWC dated September 15, 1999 and Seller shall not have any further obligation with respect thereto.

ARTICLE VI
CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligations of Buyer under this Agreement shall be subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions, and Seller shall use Reasonable Efforts to cause each of such conditions to be satisfied as promptly as practicable.

Section  6.1                                No Injunction.  No Governmental Entity shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits or restrains (or seeks to prohibit or restrain) the consummation of the transactions contemplated hereby nor shall any other suit, action or other proceeding be pending before any court in which the consummation of the transactions contemplated hereby are sought to be restrained or enjoined.

Section  6.2                                Representations and Warranties.  The representations and warranties of Seller set forth in Article III (and with respect to those qualified by materiality without consideration of such qualifier) shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent that failure would not constitute a Material Adverse Effect.  The representations and warranties set forth in Section 3.5 shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing.

Section  6.3                                Performance.  Seller, Dominion Peoples and Dominion Hope shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by Seller, Dominion Peoples or Dominion Hope at or prior to the Closing.

Section  6.4                                Officer’s Certificate.  Buyer shall have received at the Closing a certificate from an authorized officer of Seller, dated the Closing Date, certifying that, to the best of such officer’s knowledge, the conditions set forth in Sections 6.2 and 6.3 have been satisfied.

Section  6.5                                Good Standing Certificates.  Seller shall have delivered to Buyer copies of the certificate of good standing of each of Seller, Dominion Peoples and Dominion Hope, each issued as of the most recent practicable date available prior to the Closing Date by the Secretary of State of each entity’s jurisdiction of organization, and with respect to Dominion

Peoples and Dominion Hope, of each jurisdiction in which each such entity is qualified to do business.

Section  6.6                                Approvals and Filings.  All consents, authorizations and approvals from, and all declarations, filings and registrations with, Governmental Entities or third parties that are listed on Schedule 3.10 shall have been obtained or made free of any term, condition, restriction, imposed liability or other provisions that would, or would reasonably be expected to, have a Material Adverse Effect or a Buyer Material Adverse Effect, except where the failure to obtain or make the same is a result of Buyer’s breach of its obligations hereunder.

Section  6.7                                No Legislation.  No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the transactions contemplated hereby.

ARTICLE VII
CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligations of Seller under this Agreement shall be subject to the satisfaction (or waiver by Seller), at or before the Closing, of each of the following conditions, and Buyer shall use Reasonable Efforts to cause each of such conditions to be satisfied as promptly as practicable.

Section  7.1                                No Injunction.  No federal or state governmental agency or authority or political subdivision thereof or federal or state court of competent jurisdiction shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits or restrains (or seeks to prohibit or restrain) the consummation of the transactions contemplated hereby nor shall any other suit, action or other proceeding be pending before any court in which the consummation of the transactions contemplated hereby are sought to be restrained or enjoined.

Section  7.2                                Representations and Warranties.  The representations and warranties of Buyer set forth in Article IV (and with respect to those qualified by materiality without consideration of such qualifier) shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent that failure would not constitute a Buyer Material Adverse Effect.

Section  7.3                                Performance.  Buyer shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by it at or prior to the Closing.

Section  7.4                                Officer’s Certificate.  Seller shall have received at the Closing a certificate from an authorized officer of Buyer, dated the Closing Date, certifying that, to the best of such officer’s knowledge, the conditions set forth in Sections 7.2 and 7.3 have been satisfied.

Section  7.5                                Good Standing Certificate.  Buyer shall have delivered to Seller copies of the certificate of good subsistence of Buyer, issued as of the most recent practicable date available prior to the Closing Date by the Secretary of State of Pennsylvania and a good standing certificate issued by the Secretary of State of the State of West Virginia.

Section  7.6                                Approvals and Filings.  All consents, authorizations and approvals from, and all declarations, filings and registrations with, Governmental Entities or third parties that are listed on Schedule 4.4 shall have been obtained or made free of any term, condition, restriction, imposed liability or other provisions that would, or would reasonably be expected to, have a Material Adverse Effect or a material adverse effect on Seller or its Affiliates, except where the failure to obtain or make the same is a result of Seller’s breach of its obligations hereunder.

Section  7.7                                No Legislation.  No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the transactions contemplated hereby.

Section  7.8                                Replacement Assurances.  Buyer shall have, or shall have caused, any guarantees or financial assurances related to the Companies to be replaced or provided for, as applicable, by Buyer or its Affiliates, and all such guarantees or financial assurances provided for by Seller or its Affiliates shall be terminated and Seller or its Affiliates shall be released from any Adverse Consequences related thereto.

ARTICLE VIII
CLOSING

Section  8.1                                Time and Place.  Subject to Article IX, the closing of the sale by Seller and the purchase by Buyer of the Stock (the “Closing”) shall take place at the offices of Dominion Resources, Inc., 120 Tredegar Street, Richmond, Virginia 23219 on the fifth (5th) Business Day after the date on which all of the conditions contained in Articles VI and VII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided that, notwithstanding the foregoing, the Closing may take place at such other place, at such other time, or on such other date as the Parties hereto may mutually agree (the date on which the Closing occurs being herein referred to as the “Closing Date”).  The Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

Section  8.2                                Deliveries.  At the Closing:

(a)                                  Stock Certificates.  Seller shall deliver to Buyer certificate(s) evidencing all of the shares of the Stock owned by Seller, duly endorsed in blank for transfer or accompanied by stock power duly executed in blank.

(b)                                 Certificates.  Buyer and Seller shall deliver to each other the certificates and other items described in Articles VI and VII.

(c)                                  Resignations.  Seller shall deliver, or cause to be delivered, the resignations and mutual releases of all directors and officers of the Companies reasonably acceptable to Buyer.

(d)                                 Corporate Documents.  A secretary’s certificate for each of Buyer and Seller certifying as to the resolutions adopted authorizing the transactions and certifying the authorization of the officers executing documents in connection with the transactions.

(e)                                  Additional Documents.  Each Party shall execute and deliver to the other Party all documents which the other reasonably determines are necessary to consummate the transactions contemplated hereby.

ARTICLE IX
TERMINATION AND ABANDONMENT

Section  9.1                                Methods of Termination.  This Agreement may be terminated and the transactions herein contemplated may be abandoned as follows:

(a)                                  by mutual consent of Seller and Buyer;

(b)                                 by either Party if the Closing has not occurred on or before March 31, 2007; provided, however, if the Closing has not occurred due to the failure of a condition set forth in Section 6.4 or 7.4 not being met with respect to obtaining the consent or authorization from a Governmental Entity and such condition is being diligently pursued by the appropriate Party, then such date shall be extended to June 30, 2007; provided further, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if such Party has failed to fulfill any obligation under this Agreement; or

(c)                                  by Buyer, only upon or after the date that all conditions set forth in Article VI have been met (except for those set forth in Section 6.2), if Seller amends a Schedule or notifies Buyer of a breach or qualification of a representation or warranty pursuant to Section 5.6, and such breach or amendment has and continues to have a Material Adverse Effect which is not susceptible to cure or which has not been cured to Buyer’s reasonable satisfaction on or prior to the Closing Date.

Section  9.2                                Procedure Upon Termination and Consequences.  Buyer or Seller may terminate this Agreement when permitted pursuant to Section 9.1 by delivering written notice of such termination, and such termination shall be effective upon delivery of such notice in accordance with Section 11.3.  If this Agreement is terminated as provided herein, (a) Buyer (and its agents and representatives) shall return to Seller all documents, work papers and other material relating to the Companies or the transactions contemplated hereby, whether obtained before or after the execution hereof, and (b) absent fraud, such termination shall be the sole remedy of the Parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement and none of the Parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to any other Party to this Agreement except with respect to the Confidentiality Agreement, which shall survive the termination of this Agreement, including with respect to information that is subject to the Confidentiality Agreement pursuant to this Agreement.  UNDER NO CIRCUMSTANCES SHALL EITHER PARTY, OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, BE RESPONSIBLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES RELATED TO LOST BUSINESS, LOST PROFITS, LOSS OF USE, AND LOSS OF DATA, OR FAILURE TO REALIZE

SAVINGS OR BENEFITS) ARISING UNDER THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS.

ARTICLE X
INDEMNIFICATION

Section  10.1                         Indemnification.

(a)                                  Indemnification by Seller.  Seller shall indemnify, defend and hold harmless Buyer from any and all Adverse Consequences incurred by Buyer, the Companies (after the Closing), and their respective Affiliates, officers, directors, employees, consultants and agents (the “Buyer Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of Seller set forth in this Agreement (provided, that for purposes of seeking indemnification pursuant to this Article X, “materiality,” “Material Adverse Effect” and similar qualifiers shall be disregarded), and (ii) any breach of any covenant or agreement of Seller contained in this Agreement.

(b)                                 Indemnification by Buyer.  Buyer shall indemnify, defend and hold harmless Seller from any and all Adverse Consequences incurred by Seller, the Companies (before the Closing), and their respective Affiliates, officers, directors, employees, consultants and agents (the “Seller Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of Buyer set forth in this Agreement (provided, that for purposes of seeking indemnification pursuant to this Article X, “materiality,” “Material Adverse Effect” and similar qualifiers shall be disregarded), (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, and (iii) after the Closing, any liability of the Companies, including those that may be incurred by the Seller, whether arising before, on, or after the Closing, except as otherwise specifically provided for in Sections 5.4(b)(i), 5.4(b)(ii), 5.7(l) and 5.7(n) and subject to Section 10.1(a).

Section  10.2                         Procedure for Indemnification.  Each claim for indemnification, including those claims resulting from the assertion of liability by persons or entities not parties to this Agreement, including claims by any Governmental Entity for penalties, fines and assessments, must be made by delivery by the Party to be indemnified (the “Indemnified Party”) to the Party responsible for the indemnification obligation (the “Indemnifying Party”) of written notice containing details reasonably sufficient to disclose to the Indemnifying Party the nature and scope of the claim within ten (10) days after the Indemnified Party’s knowledge of such claim.  Any failure in the delivery of such notice shall not affect the obligations of the Indemnifying Party, except if, and only to the extent that, the rights and remedies of the Indemnifying Party are prejudiced as a result of the failure to give, or delay in giving, such notice.  In the event that any legal action, claim or proceeding is brought against an Indemnified Party for which the Indemnifying Party is required to indemnify the Indemnified Party hereunder, the action shall be defended by the Indemnifying Party and such defense shall include all appeals or reviews. The Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.  If the Indemnified Party withholds its consent unreasonably, the Indemnified Party shall be obligated for any future expenses and excess settlement amounts.  The Indemnified Party shall fully cooperate at its expense in connection with any such claims including, without limitation, reasonable access to the Indemnified Party’s records and personnel relating to such claim.

Section  10.3                         Limitations on Indemnification.

(a)                                  A Party may assert a claim for indemnification under Section 10.1(a)(i) or Section 10.1(b)(i), as the case may be, only to the extent the Indemnified Party gives notice of such claim to the Indemnifying Party prior to the expiration of the applicable time period set forth in Section 10.4.  Any claim for indemnification not made in accordance with Section 10.2 by a Party on or prior to the applicable date set forth in Section 10.4 or this Section 10.3(a) (and the other Party’s indemnification obligations with respect thereto) will be irrevocably and unconditionally released and waived.

(b)                                 Notwithstanding any other provision of this Article X: (i) Seller will not have any indemnification obligations under Section 10.1(a), (A) for any individual item where the dollar amount of Adverse Consequences relating thereto is less than $500,000 and (B) in respect of each individual item where the dollar amount of Adverse Consequences relating thereto is equal to or greater than $500,000, unless the aggregate dollar amount of all such Adverse Consequences exceeds Fourteen Million ($14,000,000), and then only to the extent of such excess; and (ii) in no event will the aggregate indemnification to be paid by Seller under Section 10.1(a) exceed One Hundred Million ($100,000,000).  Notwithstanding the foregoing, (x) the limitations set forth in Section 10.3(b)(i) will not apply to claims asserted by Buyer for breaches of Sections 3.1, 3.2, 3.3, 3.4(a), 3.5 and 3.11, (y) the limitations set forth in Section 10.3(b)(i) and 10.3(b)(ii) will not apply to claims asserted by Buyer for retained liabilities of Seller set forth in Sections 5.4(b)(i), 5.4(b)(ii), 5.7(l) and 5.7(n), and (z) the limitations set forth in Section 10.3(b)(i) and 10.3(b)(ii) will not apply to claims asserted by Buyer arising from the intentional fraud and willful misconduct of Seller.

(c)                                  Notwithstanding any other provision of this Article X: (i) Buyer will not have any indemnification obligations under Sections 10.1(b)(i) or (ii), (A) for any individual item where the dollar amount of Adverse Consequences relating thereto is less than $500,000 and (B) in respect of each individual item where the dollar amount of Adverse Consequences relating thereto is equal to or greater than $500,000, unless the aggregate dollar amount of all such Adverse Consequences exceeds Fourteen Million ($14,000,000), and then only to the extent of such excess; and (ii) in no event will the aggregate indemnification to be paid by Buyer under Sections 10.1(b)(i) and 10.1(b)(ii) exceed One Hundred Million ($100,000,000).  Notwithstanding the foregoing, (x) the limitations set forth in Section 10.3(c)(i) will not apply to claims asserted by Seller for breaches of Sections 4.1, 4.2, 4.3(a) and 4.5, and (y) the limitations set forth in Sections 10.3(c)(i) and 10.3(c)(ii) will not apply to claims asserted by Seller arising from the intentional fraud and willful misconduct of Buyer.

Section  10.4                         Survival.  The representations and warranties of the Parties contained in this Agreement will survive the Closing and will expire six (6) months after the Closing Date, except that (i) the representations and warranties in Sections 3.8, 3.13, 3.14 and 3.16 of this Agreement will survive the Closing and will expire one (1) year after the Closing Date, and (ii) the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4(a), 3.11, 4.1, 4.2, 4.3(a) and 4.5 of this Agreement will survive the Closing and will expire upon the expiration of the applicable statute of limitations.  The expiration of the representation and warranty contained in Section 3.8 shall not affect the survival of Section 5.4.

Section  10.5                         Exclusivity.  Except for intentional fraud and willful misconduct, the rights and remedies of Seller and the Seller Protected Parties, on the one hand, and Buyer and the Buyer Protected Parties, on the other hand, for monetary damages under this Article X are, solely as between Seller and the Seller Protected Parties on the one hand, and Buyer and the Buyer Protected Parties on the other hand, exclusive and in lieu of any and all other rights and remedies for monetary damages which each of Seller and the Seller Protected Parties on the one hand, and Buyer and the Buyer Protected Parties on the other hand, may have under this Agreement or under applicable laws with respect to any indemnifiable claim, whether at common law or in equity.  Notwithstanding the foregoing, a Party may bring an action to enforce this Article X.

Section  10.6                         Mitigation and Limitation of Claims.  Notwithstanding anything to the contrary contained herein:

(a)                                  An Indemnified Party shall take all reasonable steps to mitigate all losses, damages and the like relating to an indemnifiable claim, including availing itself of any defenses, limitations, rights of contribution, and other rights at law or equity, and shall provide such evidence and documentation of the nature and extent of such claim as may be reasonably requested by the Indemnifying Party.  An Indemnified Party’s reasonable steps shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expense for which indemnification would otherwise be due under this Article X; and

(b)                                 An Indemnifying Party’s indemnification obligations under this Article X shall be reduced to the extent that the subject matter of the claim is covered by and paid to the Indemnified Party pursuant to (i) a warranty or indemnification from a third party, or (ii) insurance.

Section  10.7                         Tax Treatment of Indemnity Payments.  Seller and Buyer agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign Tax purposes.

Section  10.8                         Tax Benefit.  Any payment made by any Indemnifying Party hereunder shall be reduced (but not below zero) to take into account the net present value of any Tax benefit that may be realized by the Indemnified Party arising from the incurrence of an Adverse Consequence.  The amount of any such Tax benefit shall be determined at (a) the maximum statutory rate then in effect for applicable federal and/or local country Taxes, and (b) for state and local Taxes (if applicable), at the combined state and local rate of ten percent (10%), which will be Tax effected at such maximum federal rate.

ARTICLE XI
MISCELLANEOUS

Section  11.1                         Amendment and Modification.  This Agreement (other than amending Schedules pursuant to Section 5.6) may be amended, modified and supplemented only by written agreement of Buyer and Seller.

Section  11.2                         Waiver of Compliance.  Any failure of Buyer or Seller to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Seller, in the event of any such failure by Buyer, or by Buyer, in the event of any such failure by Seller, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section  11.3                         Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods:  (a) personal delivery, (b) facsimile transmission, (c) registered or certified mail, postage prepaid, return receipt requested, or (d) next day air courier service.  Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder).

If to Seller, to:

Consolidated Natural Gas Company

c/o Dominion Resources, Inc.

120 Tredegar Street

Richmond, VA 23219

Attn:  Mark O. Webb, Esq.

Fax No.:  (804) 819-2202

with copies to:

McGuireWoods LLP

One James Center

901 East Cary Street

Richmond, VA 23219

Attn:  Joanne Katsantonis, Esq.

Fax No.:  (804) 698-2090

or to such other Person or address as Seller shall designate in writing.

If to Buyer to:

Equitable Resources, Inc.

225 North Shore Drive

Pittsburgh, Pennsylvania  15212

Telecopy: (412) 553-5970

Attn:  General Counsel

with a copy to:

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, Pennsylvania  15219

Telecopy: (412) 288-3063

Attn:  James J. Barnes, Esquire

or to such other Person or address as Buyer shall designate in writing.

All such notices, requests, demands, waivers and communications shall be deemed effective upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmission, transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error.

Section  11.4                         Binding Nature; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, except that: upon notice to the other Party, a Party may assign its rights and obligations hereunder to any Affiliate of such Party provided that no such assignment shall relieve such Party of its obligations hereunder and no such assignment may be made after the filing of an application for any regulatory approval required hereunder.  Nothing contained herein, express or implied, is intended to confer on any Person other than the Parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section  11.5                         Entire Agreement.  This Agreement, including the Schedules, Appendices, Related Agreements and the Confidentiality Agreement, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  This Agreement, including the Schedules, Appendices, Related Agreements and the Confidentiality Agreement, supersedes all prior agreements and understandings among the Parties with respect to such subject matter and supersede any letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (i) Buyer or its agents or representatives to Seller, the Companies, or any of their respective agents or representatives, or (ii) Seller, the Companies, Goldman Sachs, or their respective agents or representatives to Buyer or any of its agents or representatives, in connection with the bidding process which occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement.  No communications by or on behalf of Seller, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Buyer or any other information shall be deemed to constitute a representation, warranty or an agreement of Seller or be part of this Agreement.

Section  11.6                         Expenses.  Each Party to this Agreement shall pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

Section  11.7                         Press Releases and Announcements; Disclosure.  No press release or other public announcement or disclosure related to this Agreement or the transactions contemplated herein (including, but not limited to, the terms and conditions of this Agreement) shall be issued or made by either Party without the prior approval of the other Party.  The foregoing shall not prohibit any disclosure which, in the opinion of the disclosing Party’s legal counsel, is required by Law or applicable securities exchange requirements, provided that, to the extent legally permissible, the disclosing Party notifies the other Party in advance of such disclosure.

Section  11.8                         Acknowledgment.

(a)                                  BUYER ACKNOWLEDGES THAT NEITHER SELLER, THE COMPANIES NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER OR THE COMPANIES OR THE CONDITION OF THE ASSETS OF THE COMPANIES, VALUE OR QUALITY OF THE ASSETS OR OPERATIONS OF THE COMPANIES OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS, AND OTHER INCIDENTS OF THE COMPANIES NOT INCLUDED IN THIS AGREEMENT AND THE SCHEDULES.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO REPRESENTATION OR WARRANTY IS MADE WITH RESPECT TO ANY INFORMATION IN THE INFORMATION MEMORANDUM DATED NOVEMBER 2005 OR ANY SUPPLEMENT OR AMENDMENT THERETO PROVIDED IN CONNECTION WITH THE SOLICITATION OF PROPOSALS TO ENTER INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SUCH INFORMATION HAVING BEEN PROVIDED FOR THE CONVENIENCE OF BUYER IN ORDER TO ASSIST BUYER IN FRAMING ITS DUE DILIGENCE EFFORTS.

(b)                                 Buyer further acknowledges that (i) Buyer, either alone or together with any Persons Buyer has retained to advise it with respect to the transactions contemplated hereby (“Advisors”), has knowledge and experience in transactions of this type and in the business of the Companies, and is therefore capable of evaluating the risks and merits of acquiring the Stock, (ii) it has relied on its own independent investigation, and has not relied on any information furnished by Seller, the Companies or any representative or agent thereof or any other Person in determining to enter into this Agreement, (iii) neither Seller, the Companies nor any representative or agent thereof or any other Person has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Stock is prudent, and Buyer is not relying on any representation or warranty by Seller or the Companies or any representative or agent thereof except as set forth in this Agreement, (iv) Buyer has conducted extensive due diligence, including a review of the documents contained in a data room prepared by or on behalf of Seller and the Companies, (v) Seller made available to Buyer all documents, records and books pertaining to the Companies that Buyer’s attorneys, accountants, Advisors, if any, and Buyer have requested, and (vi) Buyer and its Advisors, if any, have had the opportunity to visit the Companies, its facilities, plants, development sites, offices and other properties, and ask questions and receive answers concerning the Companies and the terms and conditions of this Agreement.  All such questions have been answered to Buyer’s full satisfaction.

Section  11.9                         Disclaimer Regarding Assets.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS OR OPERATIONS OF THE COMPANIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANIES AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF, OR THE RIGHTS OF THE COMPANIES IN, OR ITS TITLE TO, ANY OF ITS ASSETS, OR ANY PART THEREOF.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, NO SCHEDULE OR APPENDIX TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER OR THE COMPANIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF SUCH ASSETS.

Section  11.10                  Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.  Each Party consents to personal jurisdiction in any action brought in the United States District Court Eastern District of Virginia having subject matter jurisdiction arising under this Agreement, and each of the Parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in the United States District Court Eastern District of Virginia.

Section  11.11                  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section  11.12                  Interpretation.  The article and section headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed on the day and year first above written.

CONSOLIDATED NATURAL GAS COMPANY

By:	/s/ Jay L. Johnson
Name: Jay L. Johnson
Title: Executive Vice President

EQUITABLE RESOURCES, INC.

By:	/s/ Murry S. Gerber
Name: Murry S. Gerber
Title: Chairman, President and CEO